EXHIBIT 10.15

CAL-MAINE FOODS, INC.

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

INTRODUCTION		1-1
1.01	Establishment and Name of Plan.	1-1
1.02	Intent and Status of Plan.	1-1

DEFINITIONS
2.01	Board	2-1
2.02	Code	2-1
2.03	Committee	2-1
2.04	Compensation	2-1
2.05	Deferred Compensation Account	2-1
2.06	Disability	2-1
2.07	Effective Date	2-1
2.08	Employee	2-2
2.09	Employer	2-2
2.10	Employer Contribution Credits	2-2
2.11	ERISA	2-2
2.12	In-Service Payment Start Date	2-2
2.13	Investment Credits	2-2
2.14	Other Employer Credits	2-2
2.15	Participant	2-2
2.16	Plan	2-2
2.17	Plan Year	2-2
2.18	Valuation Date	2-2

ELIGIBILITY AND PARTICIPATION		3-1
3.01	Eligibility.	3-1
3.02	Participation.	3-1

ACCOUNTS		4-1
4.01	Deferred Compensation Accounts.	4-1
4.02	Employer Contribution Credits.	4-1
4.03	Other Employer Credits.	4-1
4.04	Investment Credits.	4-1
4.05	Withholding for Payroll Taxes.	4-2
4.06	Vesting.	4-2

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS		5-1
5.01	In General.	5-1
5.02	Distributable Events.	5-1
5.03	Form of Payment.	5-1
5.04	Timing of Payment.	5-1
5.05	Determination of Payment Amount.	5-2
5.06	Participant Elections Regarding Payouts.	5-2
5.07	Forced Lump Sum Payments.	5-2
5.08	Designation of Beneficiaries.	5-3
5.09	Withholding on Distributions.	5-3

FINANCING AND UNFUNDED STATUS		6-1
6.01	Costs Borne by the Employer.	6-1
6.02	Source of Benefit Payments and Medium of Financing the Plan.	6-1

6.03	Unfunded Status.	6-1

ADMINISTRATION		7-1
7.01	General Administration.	7-1
7.02	Committee Procedures.	7-1
7.03	Facility of Payment.	7-1
7.04	Indemnification of Committee Members.	7-1

AMENDMENT AND TERMINATION OF PLAN		8-1
8.01	Amendment and Termination.	8-1

GENERAL PROVISIONS		9-1
9.01	Limitation of Rights.	9-1
9.02	No Assignment or Alienation of Benefits.	9-1
9.03	Successors.	9-1
9.04	Governing Law.	9-2

ARTICLE 1

INTRODUCTION

1.01	Establishment and Name of Plan.

Cal-Maine Foods, Inc. establishes, as of the Effective Date, an unfunded, deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer, entitled the “Cal-Maine Foods, Inc. Deferred Compensation Plan.”

1.02	Intent and Status of Plan.

The Plan is intended to be an unfunded plan maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (and intended to be within the exemptions therefore in, without limitation, sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and section 2520.104-23 of the Labor Regulations). The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is not intended to be qualified as a qualified plan under section 401(a) of the Code; rather, the Plan is intended to be a “nonqualified” plan.

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ARTICLE 2

DEFINITIONS

Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01	“Board” means the Board of Directors of the Employer.

2.02	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.03	“Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article 7 hereof. If no such Committee has been appointed, then the term Committee shall mean the Employer.

2.04
“Compensation” means the portion of a Participant’s cash compensation which is paid by the Employer in the form of base salary, including any amounts that would be payable as base salary cash compensation except for the Participant’s election to defer such amount under a plan under Code section 401(k) or Code section 125.

2.05
“Deferred Compensation Account” means the account established by the Employer pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s Employer Contribution Credits, Other Employer Credits, and Investment Credits and from which any distributions and in-service withdrawals shall be subtracted. All amounts which are credited to such Deferred Compensation Account are credited solely for computation purposes and are at all times general assets of the Employer and subject to the claims of the general creditors of the Employer.

2.06
“Disability” means a physical or mental condition of a Participant resulting in the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Whether or not a Participant meets the above condition will be determined solely and exclusively by the Committee.

2.07	“Effective Date” means December 28, 2006, the date the Plan was established.

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2.08
“Employee” means a person, other than an independent contractor, who is receiving remuneration from the Employer for services rendered to, or labor performed for, the Employer (or who would be receiving such remuneration except for an authorized leave of absence).

2.09
“Employer” means Cal-Maine Foods, Inc., a Delaware corporation and any business organization or corporation into which Cal-Maine Foods, Inc. may be merged or consolidated or by which it may be succeeded. The term shall also include affiliates of Cal-Maine Foods, Inc. which are authorized by Cal-Maine Foods, Inc. to participate in the Plan and which agree to participate in the Plan. Provided, however, that entities other than Cal-Maine Foods, Inc. shall have no authority or rights otherwise assigned to the Employer with regard to design or control over the terms of the Plan or operation of the Plan.

2.10	“Employer Contribution Credits” means amounts credited by the Employer to a Participant’s Deferred Compensation Account pursuant to Section 4.02.

2.11	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.12
“In-Service Payment Start Date” means the date in-service benefit payments are scheduled to commence for a Participant, provided a valid in-service payout election is in force pursuant to Section 5.06 hereof. The In-Service Payment Start Date may be the first day of any month coincident with or next following attainment of age 65.

2.13	“Investment Credits” means amounts credited by the Employer to a Participant’s Deferred Compensation Account pursuant to Section 4.04.

2.14	“Other Employer Credits” means amounts credited by the Employer to a Participant’s Deferred Compensation Account pursuant to Section 4.03.

2.15	“Participant” means an eligible Employee participating in the Plan pursuant to the provisions of Article 3 hereof.

2.16	“Plan” means this Cal-Maine Foods, Inc. Deferred Compensation Plan as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

2.17	“Plan Year” means the twelve (12) consecutive month period beginning on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.18
“Valuation Date” means the date or dates on which Participants’ Deferred Compensation Accounts are valued. Valuation Dates shall be December 15 each year and such other date or dates as may be selected by the Committee.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01	Eligibility.

Eligibility to participate in the Plan shall be limited to salaried Employees of the Employer who are in a select group of management or highly compensated Employees and who are designated, from time to time, by the Committee as eligible to participate in the Plan.

3.02	Participation.

An Employee eligible to participate in the Plan as provided in Section 3.01 hereof shall become a Participant on the date designated by the Committee.

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ARTICLE 4

ACCOUNTS

4.01	Deferred Compensation Accounts.

On behalf of the Employer, the Committee shall establish and maintain for each Participant or former Participant under the Plan a book reserve account (the Deferred Compensation Account as defined in Section 2.05 hereof) for the purpose of determining deferred compensation payable to the Participant attributable to Employer Contribution Credits under Section 4.02, Other Employer Credits under Section 4.03 and Investment Credits under Section 4.04.

4.02	Employer Contribution Credits.

For each Plan Year, the Committee shall designate a percentage of Compensation for each Participant to be credited to the Participant’s Deferred Compensation Account as an Employer Contribution Credit. The Committee may, in its sole discretion, designate the same percentage for all Participants or a different percentage for each Participant. Percentages may be zero percent (0%) or any positive percentage. If, for a Plan Year, the Committee does not designate a percentage for a Participant, the percentage shall be assumed to be zero percent (0%).

Employer Contribution Credits shall be credited to the Participants’ Deferred Compensation Accounts as of December 15 each plan year.

4.03	Other Employer Credits.

At the discretion of the Committee, other amounts (as deferred compensation), if any, may be credited to a Participant’s Deferred Compensation Account in such amount or amounts and at such time or times as the Committee may in its sole discretion determine. Any such amounts shall constitute “Other Employer Credits” for purposes of this Plan.

4.04	Investment Credits.

As of each Valuation Date, the Participant’s Deferred Compensation Account will be credited with an Investment Credit representing the amount by which the Deferred Compensation Account would have been credited or charged since the prior Valuation Date had the Participant’s Deferred Compensation Account been invested in the investment fund (as defined herein). The adjustments made as of each Valuation Date to the Participant’s Deferred Compensation Account shall be made in any manner that the Committee, in its sole discretion, may direct. The “investment fund” shall consist of a mutual fund, collective fund or other similar fund or arrangement designated by the Committee, in its sole discretion, for this purpose. The Committee may, in its sole discretion, change the investment fund at any time.

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4.05	Withholding for Payroll Taxes.

Amounts to be deferred into this Plan may be withheld by the Employer to the extent necessary to pay the Participant’s share of any payroll taxes that may be due on compensation deferred under the Plan.

4.06	Vesting.

A Participant’s Deferred Compensation Account shall be 100% vested at all times.

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ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.01	In General.

The benefits to be paid as deferred compensation are governed by the provisions of this Article 5, subject to the provisions of Articles 7 and 8.

5.02	Distributable Events.

Pursuant to the terms and conditions described elsewhere in this Article 5, a participant shall become eligible for benefits upon the occurrence of any of the following:

(a)
Upon termination of employment for any reason (including death or Disability), provided such termination of employment involves a separation from service. The determination of whether or not a termination of employment and separation from service has occurred shall be made by the Committee based on all the facts and circumstances and pursuant to the definitions of such terms, as provided in Internal Revenue Service regulation section 1.409A-1(h).

(b)
Upon the earlier of termination of employment (as described in (a) above) or attainment of the In-Service Payment Start Date while still in employment with the Employer, provided a valid in-service election pursuant to Section 5.06 is in force.

5.03	Form of Payment.

Benefit payments shall be made in annual installments at the time or times indicated in Section 5.04 hereof, and for the term selected by the Participant pursuant to Section 5.06 hereof. If the Participant elects to receive only one installment, the entire balance shall be paid in a single lump sum payment.

5.04	Timing of Payment.

The due date of the initial installment for payouts due to termination of employment shall be six (6) months after the date of termination of employment. The due date of the initial installment for payouts due to attainment of the In-Service Payment Start Date shall be the In-Service Payment Start Date. The due date for additional installments (if any), regardless of reason for payment, shall be January 15 of each calendar year following the calendar year in which the initial installment is paid.

Notwithstanding the foregoing, the Employer may delay actual payment beyond the due date in the following circumstances:

(a)
Short-Term Delays - A payment will be deemed paid on the date otherwise designated for payment if it is paid at any time during the same calendar year or, if later, by the 15th day of the third calendar month following the designated date of payment.

(b)
Employer’s Insolvency - If the employer has insufficient funds and cannot, therefore, make payment on the designated date without jeopardizing the employer’s solvency, the payment will be treated as made on the designated date if payment is made during the first calendar year in which the employer’s funds are sufficient for payment without jeopardizing its solvency.

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5.05	Determination of Payment Amount.

The payment amount for any payment shall be determined as the value of the Participant’s Deferred Compensation Account on the Valuation Date coincident with or next preceding the payment date divided by the number of remaining payments (including the current payment). The Valuation Date used to determine a payment amount shall be within a reasonable period, generally not more than forty-five (45) days, prior to the payment date.

5.06	Participant Elections Regarding Payouts.

(a)	Initial Elections - Upon initial enrollment in the Plan, a Participant shall make the following elections:

(i)	The number of annual installments to be made.

(ii)
Whether payment will be made pursuant to Section 5.02(a) hereof (based on termination of employment only) or Section 5.02(b) hereof (based on the earlier of termination of employment or attainment of the In-Service Payment Start Date).

(iii)	If applicable, the In-Service Payment Start Date.

(b)	Changes - A participant may change his or her payout elections with regard to number of installments, distributable event or (if applicable) In-Service Payment Start Date as provided below:

(i)	Any such change election shall not be effective until 12 months after the date on which the election is made.

(ii)
Any such change election related to a payment subject to an In-Service Payment Start Date (even if such change relates only to the number of installments) shall result in a 5 year delay in the In-Service Payment Start Date.

(iii)
Any such change election related to a payment subject to an In-Service Payment Start Date (even if such change relates only to the number of installments) must be made at least 12 months prior to the In-Service Payment Start Date.

For purposes of the timing rules for payment elections described in this subsection (b), installment payments shall be treated as a single payment which occurs on the date of the first installment.

5.07	Forced Lump Sum Payments.

Notwithstanding the foregoing, a Participant’s election with regard to number of installments shall be disregarded and payment shall be made in the form of a single lump sum payment in the following circumstances:

(a)	if the Participant terminates employment prior to age 55 for reasons other than death or Disability; or

(b)	if the value of the Participant’s Deferred Compensation Account is less than or equal to ten thousand dollars ($10,000) on termination of employment (regardless of the reason for termination).

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5.08	Designation of Beneficiaries.

The Participant may designate in such manner as is required by the Committee primary and contingent beneficiaries to receive any deferred compensation benefit payments which may be payable hereunder following the Participant’s death and the proportions in which such beneficiaries are to receive such payments. The Participant may change such designation from time to time and the last designation delivered to the Committee prior to the Participant’s death will control. If the Participant fails to specifically designate such a beneficiary, or if no designated beneficiary survives the Participant, or if all designated beneficiaries who survive the Participant die before all payments are made, then the remaining payments shall be made to the Participant’s surviving spouse if such spouse is then living; if such spouse is not living, then to the executors or administrators of the estate of the Participant. The Committee may determine the identity of such persons and shall incur no responsibility by reason of the payment of such interest in accordance with any such determination made in good faith.

5.09	Withholding on Distributions.

If, at the time of distribution, the Participant does not tender to the Employer an amount equal to the amount required to be withheld for income taxes due as a result of the distribution, then the Participant shall be deemed to have authorized the Employer to withhold enough of the distribution to pay such tax withholding amount.

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ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01	Costs Borne by the Employer.

The costs of administering the Plan shall be borne by the Employer.

6.02	Source of Benefit Payments and Medium of Financing the Plan.

Benefits payable under the Plan to any Participant shall be paid directly by the Employer. The Employer shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Employer may, in the discretion of the Committee, make investments in the fund designated by the Committee as the investment fund in amounts equal or unequal to Participants’ Deferred Compensation Accounts hereunder, the Employer shall not be under any obligation to make such investments and any such investments shall remain an asset of the Employer subject to the claims of its general creditors. Notwithstanding the foregoing, the Employer, in the discretion of the Committee, may maintain one or more grantor trusts to hold assets to be used for payment of benefits under the Plan. The assets of the trust with respect to benefits payable to the employees of the Employer shall remain the assets of the Employer subject to the claims of its general creditors. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Employer and shall discharge the Employer of any further liability under the Plan for such payments.

6.03	Unfunded Status.

This Plan is intended to be unfunded for purposes of both ERISA and the Code.

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ARTICLE 7

ADMINISTRATION

7.01	General Administration.

The Board or its designee shall appoint a Committee consisting of not less than three (3) persons to administer the Plan. Any member of the Committee may at any time be removed, with or without cause, and his successor appointed by the Chief Executive Officer of the Employer or his designee, and any vacancy caused by death, resignation or other reason shall be filled by the Chief Executive Officer of the Employer or his designee. The Committee shall be the named fiduciary and the plan administrator of the Plan and in general shall be responsible for the management and administration of the Plan. The Committee shall have full power to administer the Plan in all of its details (including establishing claims procedures and other rules), subject to applicable requirements of law. No member of the Committee who is an employee of the Employer shall receive compensation for his services to the Plan. The Committee shall have such duties and powers as may be necessary to discharge its duties under this Plan.

The fiscal records of the Plan shall be maintained on the basis of the Plan Year.

7.02	Committee Procedures.

The Committee may act at a meeting or in writing without a meeting. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. All decisions shall be made by majority vote. No member of the Committee who is at any time a Participant in this Plan shall vote in a decision of the Committee (whether in a meeting or by written action) made specifically and uniquely with respect to such member of the Committee regarding amount, payment, timing, form or other aspect of the benefits of such Committee member under this Plan.

7.03	Facility of Payment.

Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge to the Committee and the Employer of any liability for the making of such payment under the provisions of the Plan.

7.04	Indemnification of Committee Members.

The Employer shall indemnify and hold harmless each member of the Committee against any and all liability, claims, damages and expense (including all expenses reasonably incurred in his defense in the event that the Employer fails to provide such defense upon his written request) which the Committee member may incur while acting in good faith in the administration of the Plan.

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ARTICLE 8

AMENDMENT AND TERMINATION OF PLAN

8.01	Amendment and Termination.

The Board may amend or terminate the Plan (without the consent of any Participant, former Participant or beneficiary) at any time, provided that such amendment does not decrease or divest any then Participant or former Participant of the amounts in his Deferred Compensation Account as of the date of amendment. Upon termination of the Plan, the Employer may, in its sole discretion, pay benefits under the terms of and to the extent permitted by Internal Revenue Service regulations pursuant to Code section 409A as they relate to payments upon Plan termination.

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ARTICLE 9

GENERAL PROVISIONS

9.01	Limitation of Rights.

Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Employee, Participant, beneficiary, or other person any legal or equitable right against the Employer, except as provided herein. Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment of the Employer or its subsidiaries.

9.02	No Assignment or Alienation of Benefits.

The rights of a Participant, former Participant, beneficiary or any other person entitled to payment of benefits under this Plan shall not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise. Provided, however, that a Participant shall have the right to designate in accordance with the provisions of Section 5.08 hereof primary and contingent beneficiaries to receive benefit payments subsequent to the death of the Participant.

9.03	Successors.

The provisions of this Plan shall be binding upon and inure to the benefit of the Employer, its successors, and assigns, and each Participant and his heirs, executors, administrators and legal representatives. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of the Employer, and successors of any such corporation or other business entity.

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9.04	Governing Law.

Except to the extent Federal law is controlling, the provisions of this Plan shall be interpreted and construed according to the laws of the State of Mississippi to the extent not preempted by applicable law.

IN WITNESS WHEREOF, the Employer has caused this Plan to be duly executed for and on behalf of the Employer by its duly authorized officers on this the 28th day of December, 2006.

CAL-MAINE FOODS, INC.

By:  Fred R. Adams, Jr.

Title:  Chairman of the Board and Chief Executive Officer

ATTEST:

Timothy A. Dawson,  Secretary

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